Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

First Rate Staffing Corporation:

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 11 to Form S-1/A (Registration No. 333-184910) of our report dated March 31, 2015 relating to our audit of the balance sheets of First Rate Staffing Corporation (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. Our report dated March 31, 2015, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

June 25, 2015